Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Announces Fourth Quarter, Full Year Results

2005 Revenues Up 37%, Pro Forma Net Income Up 33%, Driven by Expansion into
California Market; 2006 Outlook Shows Continued Growth

HAMILTON, Bermuda, March 27, 2006--CRM Holdings, Ltd (“CRM”) (Nasdaq: CRMH), a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California, today announced results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter 2005

Net income for the fourth quarter of 2005 was $2.0 million, or $0.18 per diluted share, similar to the $1.9 million, or $0.19 per diluted share in the fourth quarter of 2004.  The $0.01 decline in earnings per diluted share was due to the Company’s IPO on December 21, 2005, which increased the fully diluted weighted average number of shares outstanding in the fourth quarter of 2005 by 728,102 shares.

Prior to its Initial Public Offering (“IPO”) on December 21, 2005, the U.S. entities of CRM were organized as limited liability companies and were not subject to income taxes as the LLCs’ members were taxed on their proportionate share of the LLCs’ taxable income.  Adjusting net income for a normalized income tax rate of 40% on those entities subject to U.S. taxation, pro forma net income in the fourth quarter of 2005 was $1.4 million, or $0.12 per diluted share, compared to pro forma net income of $1.3 million, or $0.13 per diluted share in the fourth quarter of 2004.  The calculation of pro forma net income and pro forma earnings per diluted share assuming an effective tax rate of 40% of taxable income on those entities subject to U.S. taxation more closely approximates the Company’s effective tax rate on a prospective basis.

Total revenues reached a record $13.5 million in the fourth quarter of 2005, up 55% from $8.7 million in the same quarter of 2004.  Fee-based management services revenues increased 44%, to $10.3 million, primarily due to the expansion of CRM’s group self-insurance business in California.  Net reinsurance premiums increased 99%, to $3.1 million, due to an increase in the number of groups obtaining reinsurance for excess workers’ compensation coverage from CRM’s Twin Bridges subsidiary.

Total expenses increased 69%, to $11.4 million, compared to $6.8 million in the fourth quarter of 2004.  This increase was primarily due to higher compensation expenses due to increased staffing needs and higher selling, general and administrative expenses, higher loss and loss adjustment expenses, fees paid to general agents and brokers and policy acquisition costs associated with the significant increase in revenues.

The combined ratio (total losses and expenses as a percentage of net premiums earned) for the reinsurance segment for the fourth quarter of 2005 was 79.7%, up from 71.0% in the comparable quarter of 2004.

Commenting on the quarter, Dan Hickey Jr., Co-CEO of CRM Holdings Ltd., said, “We are pleased with the tremendous growth we have achieved in our revenues for the quarter.  Both areas that we expect to be the key drivers of our growth in the near term are showing strong activity.  The expansion of our fee-based management services model for self insured groups in California is progressing well, and our recent IPO has equipped us with additional capital to further expand our reinsurance business.”

Full Year 2005

For the twelve months ended December 31, 2005, net income was $7.3 million, or $0.70 per diluted share, up 25% from $5.8 million, or $0.57 per diluted share, in 2004.

Adjusting net income for a normalized income tax rate of 40% on those entities subject to U.S. taxation, pro forma net income for 2005 was $5.1 million, or $0.49 per diluted share, compared to $3.8 million, or $0.37 per diluted share, in 2004.  The calculation of pro forma net income and pro forma earnings per diluted share assuming an effective tax rate of 40% of taxable income on those entities subject to U.S. taxation more closely approximates the Company’s effective tax rate on a prospective basis.

2005 total revenues were a record $45.1 million, up 37% from $32.8 million in 2004.  Fee-based management services revenues increased 32%, to $36.5 million, primarily due to the expansion of CRM’s group self-insurance business in California.  Net reinsurance premiums increased 64%, to $8.4 million, due to an increase in the number of groups obtaining reinsurance for excess workers’ compensation coverage from CRM’s Twin Bridges subsidiary.

Total expenses of $37.7 million increased 40% from $27.0 million in 2004.  This increase is primarily due to higher compensation expenses due to increased staffing needs and higher selling, general and administrative expenses, fees paid to general agents and brokers, loss and loss adjustment expenses and policy acquisition costs associated with the significant increase in revenues.

The combined ratio for the reinsurance segment for 2005 was 77.2%, down from 83.1% in 2004.

Mr. Hickey continued, “2005 was a landmark year for CRM.  Our financial and operating performance was crowned by our successful IPO and NASDAQ listing in December.  The approximately $69 million raised will go a long way to providing financial security for the business, funds to expand our reinsurance activities and increase our presence in the U.S. market for workers compensation and related insurance.”

Martin Rakoff, Co-CEO of CRM Holdings, Ltd., said “Overall, 2005 was a very successful year for CRM.  We are pleased with the double-digit growth in both our top and bottom lines.  Although the California workers’ compensation market was highly competitive in 2005, it appears to have stabilized since year-end.  Looking to 2006, we plan move forward with our growth initiatives.  We will continue expanding our self-insured group business in California, and cross selling additional services such as the medical bill review and medical case management services offered by our managed care unit to our existing group members.  We will benefit from increased premium rates that were approved in the State of New York in 2005 for renewal of policies after October 1, 2005.  Finally, we also plan to put our additional capital to work by growing our excess reinsurance business.”

Segment Results

Fee-based management services business
In the fourth quarter of 2005, revenues in the fee-based management services segment increased 44% to $10.3 million as compared to $7.1 million in the fourth quarter of 2004.  The majority of this increase was due to increased business in the California market, particularly in the Contractors and Healthcare self-insured groups.  Revenues from groups in California increased to $3.2 million from $0.9 million in the fourth quarter of 2004.  CRM’s groups in New York also achieved revenue growth in the fourth quarter, the result of an increase in the number of group members.   Revenues from groups in New York increased to $7.0 million from $6.3 million in the fourth quarter of 2005.

Fee-based net income before taxes for the fourth quarter of 2005 was $1.6 million versus $1.5 million for the fourth quarter 2004, representing 80% and 76% of total Company income before taxes in the fourth quarters of 2005 and 2004, respectively.

For the fiscal year ended December 31, 2005, revenues in the fee-based management services segment increased 32% to $36.5 million from $27.7 million in the prior year.  85% of this growth in revenues was attributable to groups situated in California.  Revenues from those groups increased to $9.5 million from $2.0 million in the prior year.  Revenues from groups in New York increased 5% to $27.0 million for the year compared to $25.7 million in 2004.  Revenues from New York groups were adversely affected by lower fees from the Company’s largest self-insured group that occurred as a result of a modification of the terms of its agreement.

Fee-based management services income before taxes was $5.6 million for the full year 2005, or 76% of the total, compared to $4.9 million in 2004, or 85% of total Company income before taxes.

Reinsurance Segment
In the fourth quarter of 2005, revenues in the reinsurance segment increased 102% to $3.1 million.  This was due to an increase in the number of groups obtaining excess workers’ compensation reinsurance, which totaled 14 in the fourth quarter of 2005, versus 12 in the fourth quarter of 2004.  This increase was the result of additional groups added in California as well as other existing groups utilizing Twin Bridges for excess reinsurance that had previously utilized another provider.

Net income before taxes from reinsurance was $0.7 million, or 35% of total income before taxes, in the fourth quarter of 2005, compared to $0.5 million, or 24% of total Company income before taxes in the fourth quarter of 2004.

For the fiscal year ended December 31, 2005, revenues in the reinsurance segment increased 64% to $8.5 million from $5.1 million in the prior year.  This increase was attributable to additional business in New York where total net reinsurance premiums rose to $5.6 million from $4.5 million in 2004, and in California where net reinsurance premiums rose to $2.7 million from $0.7 million in 2004.

Reinsurance segment net income before taxes was $2.1 million, or 28% of total income before taxes, in the full year of 2005, compared to $0.9 million or 15% of total Company income before taxes in 2004.

Outlook for 2006

With regard to quarterly results, it is important to note that revenue and earnings for the first quarter will not fully benefit from the new reinsurance agreement with NY Marine and General Insurance Company that went into effect December 1, 2005.  More than 90% of the business in New York and nearly 60% of overall business will not renew under the new agreement until the second quarter of 2006.  As a result, earnings for the first quarter will be substantially less than a straight-line 25% proration of the full year expectations.

For the quarter ended March 31, 2006, CRM expects revenues in the range of $14.0 to $15.0 million, driven by growth in premiums under management which are expected to reach $185.0 million on an annualized basis by quarter end.  Diluted earnings per share are expected in the range of $0.17 and $0.19, based on a weighted average number of shares outstanding of 16.2 million.  The company also projects book value per share of $4.43 to $4.45.  Additionally, the Company projects a combined ratio at its Twin Bridges subsidiary of approximately 75% for the quarter.

For the full-year 2006, the Company expects revenues in the range of $75.0 to $80.0 million, driven by growth in premiums under management which are expected to reach $250.0 million on an annualized basis by year-end. Diluted earnings per share are expected in the range of $1.14 and $1.25, based on a weighted average of 16.4 million shares outstanding.  The company also projects book value per share at year-end to be between $5.24 and $5.46, and full year return on equity between 22% and 27%. Additionally, the Company projects a combined ratio at its Twin Bridges subsidiary of approximately 75% for the full year.

Concluded Mr. Hickey, “We could not be more excited about our future prospects given the market opportunities in front of us and the strong financial condition in which we have placed ourselves.  2006 has begun with some uncertainties in our markets but, if anything, we expect to accelerate the pace of our progress following the first quarter and look forward to a challenging and rewarding year ahead.”

Conference Call

The company will host a conference call at 10:00 a.m. ET on Monday, March 27, 2006 to discuss earnings for the fourth quarter and fiscal year ended December 31, 2005. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web Site at http://www.CRMHoldingsLtd.com/events.cfm.  To listen to the call please go to this website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s web site, at http://www.CRMHoldingsLtd.com/events.cfm, for 90 days.  A digital replay of the call will also be available on Monday, March 27 at approximately 1:00 p.m. Eastern Time through Monday, April 3 at midnight Eastern Time.  Dial 888-203-1112 and enter the conference ID number 8146544.  International callers should dial 719-457-0820 and enter the same conference ID number.

Reconciliation to GAAP

In addition to GAAP results included in this press release, the Company has provided certain information that is not calculated according to GAAP (“non-GAAP”).  Management believes these non-GAAP measures are useful in evaluating operating performance and/or are regularly used by security analysts and institutional investors and other interested parties in the evaluation of the Company.  Non-GAAP measures are not purported to be a substitute for any GAAP measure and as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About CRM Holdings, Ltd.

CRM is a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California. CRM has been in the business of forming and managing self-insured groups in New York since 1999 and, in 2003, the business was expanded into California. CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services. CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges. Further information can be found on the CRM website at www.CRMHoldingsLtd.com.

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward looking statements we make in this document.  Such risks and uncertainties are discussed in the company’s registration statement on Form S-1 dated December 21, 2005 and in other documents filed by the company with the Securities and Exchange Commission.  We believe that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward looking statements made.

The unaudited pro forma consolidated income statements reflect a normalized tax rate of 40% calculated on the U.S. entities within CRM Holdings Ltd. for the periods presented prior to its initial public offering on December 20, 2005.  These unaudited pro forma financial statements are for informational purposes only and do not purport to present what CRM’s results of operations and financial condition would have been had the company been taxed at this rate at these earlier dates, nor do they project CRM’s results of operations for any future period or CRM’s financial condition in the future.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste 2050
Los Angeles, CA  90024
(310) 231-8600 ext. 117

(financial tables follow)

CRM Holdings, Ltd.
Consolidated Balance Sheets

	December 31,

	2005	2004

Assets
Cash and cash equivalents	$67,922,802	$1,584,083
Cash and cash equivalents, restricted	884,727	4,390,738
Investments:
Fixed maturity securities, available-for-sale	8,185,367	—
Premiums receivable	2,648,455	3,758,139
Accounts receivable	2,066,897	41,170
Deferred policy acquisition costs	441,770	1,413,500
Property and equipment, net	971,037	912,956
Loans receivable	412,335	431,606
Deferred income taxes	5,200	—
Prepaid expenses and other assets	377,350	192,119

Total assets	$83,915,940	$12,724,311

Liabilities and shareholders’ and members’ equity
Reserve for losses and loss adjustment expenses	$6,279,744	$2,696,000
Unearned reinsurance premiums	1,493,911	4,779,950
Unearned management fees	387,974	670,631
Unearned commission income	931,331	2,333,940
Borrowings under credit facilities	82,512	158,307
Fees payable to general agents and brokers	585,788	565,571
Accrued IPO costs	2,410,961	—
Other accrued expenses	2,813,589	631,885

Total liabilities	14,985,810	11,836,284

Members’ deficit in pre-restructuring LLCs	—	(946,864)
Common stock and paid-in capital of Twin Bridges	—	1,000,000
Common Stock
Authorized 50,000,000,000 shares; $.01 par value; 15,457,115 common shares issued and outstanding;	154,571	—
790,000 Class B shares issued and outstanding	7,900	—
Additional paid-in capital	67,208,603	—
Retained earnings	2,716,735	834,891
Unearned compensation, restricted stock	(1,151,527)	—
Accumulated other comprehensive loss	(6,152)	—

Total shareholders’ and members’ equity	68,930,130	888,027

Total liabilities and shareholders’ and members’ equity	$83,915,940	$12,724,311

(more)

CRM Holdings, Ltd.
Consolidated Statements of Income

	Three months ended December 31,		Years ended December 31,

	2005	2004	2005	2004

Revenues
Management fees	$8,416,223	$5,733,731	$30,540,308	$23,510,174
Commission income	1,879,455	1,402,378	5,954,799	4,145,552

Fee-based management services:	10,295,678	7,136,109	36,495,107	27,655,726
Net reinsurance premiums earned	3,066,835	1,544,316	8,362,072	5,109,883
Investment income	94,450	24,462	209,921	54,477

Total revenues	13,456,963	8,704,887	45,067,100	32,820,086

Expenses
Losses and loss adjustment expenses	1,314,357	552,833	3,583,744	2,528,083
Fees paid to general agents and brokers	3,046,710	2,127,919	11,490,224	9,507,546
Policy acquisition costs	906,907	456,677	2,472,786	1,511,065
Selling, general and administrative expenses	6,105,917	3,637,838	20,076,235	13,440,809
Interest expense	64,517	(10,747)	106,722	26,753

Total expenses	11,438,408	6,764,520	37,729,711	27,014,256

Income before taxes	2,018,555	1,940,367	7,337,389	5,805,830
Provision for income taxes (1)	62,800	—	62,800	—

Net Income	$1,955,755	$1,940,367	$7,274,589	$5,805,830

Basic earnings per share	$0.18	$0.19	$0.70	$0.57
Diluted earnings per share	$0.18	$0.19	$0.70	$0.57
Weighted average shares outstanding (2)
Basic	10,964,506	10,247,115	10,427,937	10,247,115
Fully diluted	10,975,217	10,247,115	10,430,637	10,247,115

(1)	Prior to its initial public offering in December 2005, the company was organized as a limited liability company and not subject to income tax on its U.S. entities.

(2)	Weighted average shares for the quarter and year ended December 31, 2005 reflect the additional 8.85 million shares offered in the Company’s initial public offering on December 21, 2005.

(more)

CRM Holdings, Ltd.
Pro Forma Consolidated Statements of Income (1)

	Three months ended December 31,		Years ended December 31,

	2005	2004	2005	2004

Revenues
Management fees	$8,416,223	$5,733,731	$30,540,308	$23,510,174
Commission income	1,879,455	1,402,378	5,954,799	4,145,552

Fee-based management services:	10,295,678	7,136,109	36,495,107	27,655,726
Net reinsurance premiums earned	3,066,835	1,544,316	8,362,072	5,109,883
Investment income	94,450	24,462	209,921	54,477

Total revenues	13,456,963	8,704,887	45,067,100	32,820,086

Expenses
Losses and loss adjustment expenses	1,314,357	552,833	3,583,744	2,528,083
Fees paid to general agents and brokers	3,046,710	2,127,919	11,490,224	9,507,546
Policy acquisition costs	906,907	456,677	2,472,786	1,511,065
Selling, general and administrative expenses	6,105,917	3,637,838	20,076,235	13,440,809
Interest expense	64,517	(10,747)	106,722	26,753

Total expenses	11,438,408	6,764,520	37,729,711	27,014,256

Income before taxes	2,018,555	1,940,367	7,337,389	5,805,830
Pro forma provision for income taxes	647,000	592,000	2,223,000	1,969,000

Pro forma Net Income	$1,371,555	$1,348,367	$5,114,389	$3,836,830

Proforma basic earnings per share	$0.13	$0.13	$0.49	$0.37
Proforma diluted earnings per share	$0.12	$0.13	$0.49	$0.37
Weighted average shares outstanding (2)
Basic	10,964,506	10,247,115	10,427,937	10,247,115
Fully diluted	10,975,217	10,247,115	10,430,637	10,247,115

(1)

Prior to its initial public offering in December 2005, the company was organized as a limited liability company and not subject to income tax on its U.S. entities.  The pro forma results assume the Company’s earnings attributed to the U.S. entities were fully taxable at a 40% effective tax rate.

(2)	Weighted average shares for the quarter and year ended December 31, 2005 reflect the additional 8.85 million shares offered in the Company’s initial public offering on December 21, 2005.

(more)

CRM Holdings Ltd.
Consolidated Statements of Cash Flow

	Years ended December 31,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,274,589	$5,805,830
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	226,468	189,474
Amortization of unearned stock grant compensation	13,000	—
Amortization of discounts on fixed maturities	(48,735)	—
Net realized gains on sale of investments	(26,011)
Deferred income tax benefit	(5,200)	—
Changes in:
Cash and cash equivalents, restricted	3,506,011	(3,390,738)
Premiums receivable	1,109,684	(1,618,519)
Accounts receivable	(2,025,727)	48,824
Deferred policy acquisition costs	971,730	(589,985)
Prepaid expenses and other assets	(185,231)	(94,458)
Reserve for losses and loss adjustment expenses	3,583,744	2,528,083
Unearned reinsurance premiums	(3,286,039)	1,995,116
Unearned management fees	(282,657)	56,332
Unearned commission income	(1,402,609)	87,112
Fees payable to general agents and brokers	20,217	(12,778)
Other accrued expenses	2,181,704	262,860

Net cash provided by operating activities	11,624,938	5,267,153

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed maturity securities, available-for-sale	(10,610,522)	—
Proceeds from sales and maturities of fixed maturity securities available-for-sale	2,493,749
Property and equipment, net	(284,549)	(310,238)
Loans receivable, net	19,271	(258,939)

Net cash used in investing activities	(8,382,051)	(569,177)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of common stock	68,703,769	—
Increase in accrued IPO costs	2,410,961	—
Net borrowings under credit facilities	(75,795)	(126,724)
Distributions paid to LLC Members	(7,943,103)	(3,753,866)

Net cash provided (used) in financing activities	63,095,832	(3,880,590)

Net increase (decrease) in cash	66,338,719	817,386
Cash and cash equivalents
Beginning	1,584,083	766,697

Ending	$67,922,802	$1,584,083

Supplemental Cash Flow Disclosures

Income taxes paid	$—	$—

Interest paid	$106,722	$26,351

(more)

CRM Holdings, Ltd.
Income By Segment

	Three months ended December 31,		Years ended December 31,

	2005	2004	2005	2004

Fee-Based Management Services Segment
Revenues:
Management fees	$8,416,223	$5,733,731	$30,540,308	$23,510,174
Commissions	1,879,455	1,402,378	5,954,799	4,145,552
Interest income	6,752	10,745	31,650	32,807

Total revenues	10,302,430	7,146,854	36,526,757	27,688,533

Expenses
Interest expense	64,517	(10,747)	106,722	26,753
Depreciation and amortization	66,075	(6,253)	226,468	189,474
Operating expenses	8,552,790	5,685,767	30,633,251	22,552,643

Total expenses	8,683,382	5,668,767	30,966,441	22,768,870

Income before taxes	$1,619,048	$1,478,087	$5,560,316	$4,919,663

Total Assets	$5,113,557	$3,126,938	$5,113,557	$3,126,938

Reinsurance Segment
Revenues:
Net reinsurance premiums	$3,066,835	$1,544,316	$8,362,072	$5,109,883
Interest income	75,002	13,717	165,575	21,670

Total revenues	3,141,837	1,558,033	8,527,647	5,131,553
Expenses
Underwriting expenses	2,444,137	1,095,753	6,452,381	4,245,386

Income before taxes	$697,700	$462,280	$2,075,266	$886,167

Total Assets	$59,359,687	$9,597,373	$59,359,687	$9,597,373

Corporate and Other Segment
Revenues:
Interest income	$12,696	$—	$12,696	$—
Expenses
Operating expenses	310,889	—	310,889	—

Income before taxes	$(298,193)	$—	$(298,193)	$—

Total Assets	$19,442,696	$—	$19,442,696	$—

Combined
Total revenues	$13,456,963	$8,704,887	$45,067,100	$32,820,086
Total expenses	11,438,408	6,764,520	37,729,711	27,014,256

Income before taxes	$2,018,555	$1,940,367	$7,337,389	$5,805,830

Total Assets	$83,915,940	$12,724,311	$83,915,940	$12,724,311

(more)

CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended December 31,		For the years ended December 31,

	2005	2004	2005	2004

Revenues from Fee-Based Management Services	$10,295,678	$7,136,109	$36,495,107	$27,655,726
New York	7,046,966	6,258,418	27,002,594	25,662,420
California	3,248,712	877,691	9,492,513	1,993,306
Revenues from Reinsurance	3,066,835	1,544,316	8,362,072	5,109,883
New York	1,735,924	1,267,466	5,617,799	4,458,183
California	1,330,911	276,850	2,744,273	651,700
Investment Income	94,450	24,462	209,921	54,477
Total Revenues	$13,456,963	$8,704,887	$45,067,100	$32,820,086

CRM Holdings, Ltd.
Fee-Based Management Services Data

	December 31,

	2005	2004

Number of Groups
New York	8	8
California	6	4
Number of Group Members
New York	1,943	1,781
California	293	84
Aggregate Annualized Premiums (1)
New York	$113,990,909	$110,011,630
California	$74,943,543	$24,102,728

(1) Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified.  CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future.  Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed.  Increases and decreases in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

(more)

CRM Holdings, Ltd.
Reinsurance Segments Data

	For the three months ended December 31,		For the year ended December 31,

	2005	2004	2005	2004

Net Reinsurance Premiums	$3,066,835	$1,544,316	$8,362,072	$5,109,883
Loss and Loss Adjustments Expenses	1,314,357	552,833	3,583,744	2,528,083
Underwriting Expenses	1,129,780	542,920	2,868,637	1,717,303

Underwriting Profit	$622,698	$448,563	$1,909,691	$864,497
Loss Ratio (1)	42.9%	35.8%	42.9%	49.5%
Expense Ratio (2)	36.8%	35.2%	34.3%	33.6%

Combined Ratio (3)	79.7%	71.0%	77.2%	83.1%

(1) The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(2) The expense ratio is calculated by dividing underwritign expenses for the period by net reinsurance premiums.
(3) The combined ratio is the sum of the loss ratio and the expense ratio.